Issuer Free Writing Prospectus Dated June 18, 2009
Filed Pursuant to Rule 433
Registration Statement No. 333-159902
LORILLARD TOBACCO COMPANY
8.125% SENIOR NOTES DUE 2019
TERM SHEET

Issuer:	Lorillard Tobacco Company
Guarantor:	Lorillard, Inc.
Ratings:	Baa2 stable outlook / BBB- negative outlook
Principal Amount:	$750,000,000
Security Type:	Notes
Issue Price:	100% of principal amount
Trade Date:	June 18, 2009
Settlement Date:	June 23, 2009
Maturity Date:	June 23, 2019
Coupon:	8.125%
Benchmark Treasury:	3.125% due May 15, 2019
Spread to Benchmark:	428.9 basis points (4.289%)
Benchmark Treasury Yield:	3.836%
Re-offer Yield:	8.125%
Interest Payment Dates:	Semi-annually on June 23 and December 23, commencing on December 23, 2009
Redemption Provisions:	If a change of control triggering event occurs, the Issuer will be required to make an offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase
Denominations:	$1,000 minimum principal amount and integral multiples of $1,000 in excess thereof

Underwriters:	Barclays Capital Inc.	(40%) (bookrunner)
	J.P. Morgan Securities Inc.	(20%) (bookrunner)
	Goldman, Sachs & Co.	(15%) (bookrunner)
	Wachovia Capital Markets, LLC	(15%) (bookrunner)
	Calyon Securities (USA) Inc.	(5%) (co-manager)
	RBS Securities Inc.	(5%) (co-manager)
CUSIP:	544152 AA9
Listing:	Application will be made to have the notes listed on the New York Stock Exchange
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering (File No. 333-159902). Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.